Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s Ross Enterprise Selected for Use in a Food Safety Information Management
Platform in China

CDC Software Partners with VITOVA to Help Provide a Food Safety Technology Platform to the
Henan Provincial Bureau of Commerce in China

HONG KONG, ATLANTA, Dec. 16, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that its Ross Enterprise application was selected as the only ERP software vendor included in the development of a Food Safety Information Management Platform (FSIMP), and related service outsourcing, that is expected to be used by the food industry in China’s Henan province. Henan is currently the most populous province in China and is known for its rapidly-growing food manufacturing industry.

CDC Software has partnered with VITOVA Limited, a leading independent software vendor (ISV) in the enterprise content management (ECM) industry that has been contracted to set up an outsourcing center in Henan that will provide the FSIMP. Food producers are expected to use this platform on a subscription as a services (SaaS) basis to help them comply with applicable laws, rules and regulations. VITOVA selected Ross ERP for its deep vertical specialization in addressing unique challenges in the food and beverage industry, including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls.

“The goal of the FSIMP is to address the major concerns faced by China’s food industry, including food safety, regulatory requirements and operational management,” said Mr. Aldous Ng, CEO of VITOVA Limited. “We knew Ross ERP’s key focus was addressing these concerns and felt they would be a perfect fit for the platform. We’re looking forward to experiencing the same kinds of successes as other Ross ERP customers in the food industry worldwide.”

“We are very excited that our ERP solution was selected for this very important project for China’s largest province,” said Ian Whitehouse, Country Manager, CDC Software. “We believe that our selection to participate in the development of this FSIMP is a testament to our established leadership in the food manufacturing segment. Our Ross ERP solution for the Food and Beverage industry specifically addresses that market segment’s unique business processes, especially in the area of food safety, traceability and regulatory compliance.”

About Ross Enterprise for Food & Beverage

Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by more than 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com.

For more information, visit www.rossinc.com.

About VITOVA
Based in Hong Kong, VITOVA is a leading Independent Software Vendor (ISV) in the Enterprise Content Management (ECM) domain. VITOVA develops software tools to connect people to relevant information. VITOVA’s software helps to reduce the time needed for searching information while increasing the relevance of the information found. The company’s product family has won many awards including Microsoft Best ISV of the Year 2007 and 2005 in Hong Kong; 2006 Microsoft Partner Program Award, Winning Customer Award, Regional Winner of Greater China; 2006 Microsoft Partner Award, Data Management Solutions Technology Innovation Finalist; 2005 Microsoft Partner Program Award, ISV/Software Solutions Technology Innovation Finalist; 2003 and 2002 Hong Kong Awards for Industry and Hong Kong IT Excellence Awards 2001.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is ranked number 8 in the Top 20 Supply Chain Management Software Suppliers by Modern Materials Handling magazine. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of our products to help, and our expectations and beliefs with respect to the future implementation of the Food Safety Information Management System in China and our participation in it, our expectations regarding the establishment of an outsourcing center by VITOVA, our beliefs regarding the use and acceptance of the FSIMP by the food industry in China and the ability of our products to meet the needs of customers, our beliefs regarding the future success of our customers, our beliefs regarding our leadership position in the food manufacturing segment, our beliefs regarding the functionality of our products and the effects thereof on our customers’ businesses and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Results will vary from customer to customer depending on each customer’s particular facts and circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued support of our existing customers; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.